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                          [Exhibit 2.2]

                        VOTING AGREEMENT


    This Voting Agreement dated as of August 23, 1996, is entered into between MERCANTILE BANCORPORATION INC. ("Mercantile), and Paul E. Utterback ("Stockholder").
    WHEREAS, Regional Bancshares, Inc. ("Regional Bancshares) and Mercantile have proposed to enter into an Agreement and Plan of Merger (the "Agreement"), dated as of today, which contemplates the acquisition by Mercantile of 100% of the common stock of Regional Bancshares by means of a merger between Regional Bancshares and Mercantile's subsidiary, Ameribanc, Inc. (the "Merger"); and
    WHEREAS, Stockholder is the beneficial owner in excess of seventy percent (70%) of the issued and outstanding Common Stock of Regional Bancshares (the "Shares"), the certificate(s) in respect of which is held pursuant to Voting Trust Agreement dated as of November 21, 1994, by and between Stockholder and Billy R. Summers, as Trustee (the "Voting Trust Agreement"), a copy of which is attached hereto as Exhibit A; and
    WHEREAS, Mercantile is willing to expend the substantial time, effort and expense necessary to implement the Merger only if Stockholder enters into this Voting Agreement.
    NOW, THEREFORE, in consideration of the premises, Stockholder hereby agrees as follows:
    1.     Voting Agreement.  Stockholder shall vote the
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shares, or, as holder of the Trust Certificate issued under the
Voting Trust Agreement in respect of the Shares, cause the trustee of the Voting Trust Agreement pursuant to Section 6 of the Voting Trust Agreement,


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to vote all of the Shares and any additional shares of Regional
Bancshares Stock hereafter beneficially owned by Stockholder in favor of the approval of the Agreement and the Merger at the meeting of stockholders of Regional Bancshares to be called for the purpose of approving the Agreement and the Merger (the "Meeting").
    2.     No Competing Transaction.  Stockholder shall not
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vote or cause to be voted any of the Shares in favor of the approval of any other agreement relating to the merger or sale of all or substantially all the assets of Regional Bancshares to any person other than Mercantile or its affiliates until closing of the Merger, termination of the Agreement or abandonment of the Merger by the mutual agreement of Regional Bancshares and Mercantile, whichever comes first.
    3.     Transfers Subject to Agreement.  Stockholder
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shall not transfer or cause the transfer of any of the Shares unless the transferee, prior to such transfer, executes a voting agreement with respect to the transferred shares substantially to the effect of this Voting Agreement and reasonably satisfactory to Mercantile.
    4.     No Ownership Interest.  Nothing contained in this
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Voting Agreement shall be deemed to vest in Mercantile any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the shares of Regional Bancshares Stock covered by this Voting Agreement shall remain and belong to Stockholder and/or the trustee under the Voting Trust Agreement and Mercantile shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Regional Bancshares or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein.

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    5.     Evaluation of Investment.  Stockholder, by reason
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of his knowledge and experience in financial and business matters and in his capacity as a former director of a financial institution, believes himself capable of evaluating the merits and risks of the potential investment in common stock of Mercantile, $5.00 par value ("Mercantile Common Stock"), contemplated by the Agreement.
    6.     Transfers to Family Members.  Subject to the
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provisions of Section 3 hereof, Stockholder may transfer or cause the transfer of the Shares to affiliates or family members of Stockholder, including, without limitation a partnership of which Stockholder and his family members constitute all the partners.
    7.     Documents Delivered.  Stockholder acknowledges
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that he has reviewed the Agreement and its attachments and that reports, proxy statements and other information with respect to Mercantile filed with the Securities and Exchange Commission (the "Commission") were, prior to his execution of this Voting Agreement, available for inspection and copying at the Offices of the Commission and that Mercantile delivered the following such documents to Regional Bancshares.
           (a) Mercantile's Annual Report on Form 10-K for the year ended December 31, 1995;

           (b) Mercantile's Annual Report to Stockholders for the year ended December 31, 1995;

           (c)    Mercantile's Current Reports on Form 8-K dated
                  January 16, 1996 and March 11, 1996; and

           (d) Mercantile's Quarterly Report on Form 10-Q for the quarters ended March 31, 1996 and June 30,
                  1996.

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    8.     Amendment and Modification.  This Voting
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Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Stockholder and Mercantile.
    9.     Entire Agreement.  This Voting Agreement
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evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Agreement. This Voting Agreement supersedes any agreements among Regional Bancshares and Stockholder concerning the voting of the shares of Regional Bancshares Stock covered by this Voting Agreement for the approval of the Agreement and the Merger or the disposition or control of such shares of Regional Bancshares Stock.
    10.    Severability.  The parties agree that if any
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provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted to the extent consistent with the intent of the parties, and the rights and obligations of the parties shall be construed and enforced accordingly.
    11.    Counterparts.  This Voting Agreement may be
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executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
    12.    Governing Law.  The validity, construction,
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enforcement and effect of this Voting Agreement shall be governed by the internal laws of the State of Missouri.

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    13.    Headings.  The headings for the paragraphs of
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this Voting Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.
    14.    Termination.  This Voting Agreement shall
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terminate upon the consummation of the Merger, abandonment of the
Merger by the mutual agreement of Regional Bancshares and Mercantile or termination of the Agreement, whichever comes first.
    15.    Successors.  This Voting Agreement shall be
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binding upon and inure to the benefit of Mercantile and its successors, and Stockholder, such Stockholder's respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Voting Agreement shall survive the death or incapacity of Stockholder. This Voting Agreement may be assigned by Mercantile only to an affiliate of Mercantile.

                           MERCANTILE BANCORPORATION INC.


                           By: /s/ John W. Rowe
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                                John W. Rowe
                                Executive Vice President
                                Mercantile Bank of St. Louis
                                National Association,
                                Authorized Officer



                           STOCKHOLDER


                               /s/ Paul E. Utterback
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                                  Paul E. Utterback

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